Exhibit 99.1

Kulicke & Soffa Reports Results for its

Fourth Quarter and Fiscal Year 2004

A conference call to discuss these results will be held today beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—November 18, 2004—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its fourth quarter and fiscal year ended September 30, 2004.

Net revenue for the fourth quarter ended September 30, 2004 was $147.5 million compared to $124.6 million in the comparable year-ago quarter. Net income was $3.3 million or $0.05 per fully diluted share versus a loss for the year-ago quarter of $28.4 million or $0.57 per fully diluted share. Results from the Company’s former flip chip business are included in discontinued operations.

Scott Kulicke, chairman and chief executive officer, stated, “Many of our objectives for fiscal 2004 were focused on reducing the Company’s cost structure in anticipation of ongoing cyclicality in the semiconductor business. Now that the downturn is upon us, the benefits from those efforts are apparent. We are committed to continuing to reduce our product and operating costs. As the semiconductor industry moves toward the trough of this cycle, we expect continued pressure on sales, with December quarter revenue in the $115 million to $130 million range. While we can’t change the cycle, we can focus on the inevitable recovery, continuing to reshape the Company to maximize our performance over the whole cycle.”

Included in the results for the September 2004 quarter is a charge of $1.9 million for the redemption of the Company’s 5.25% convertible subordinated notes. Also included is a $600 thousand reversal of the $3 million severance charge recorded in the second fiscal quarter for closing a production facility in France.

For the full year ended September 30, 2004, net revenue was $717.8 million compared to net revenue of $477.9 million for the previous year. Net income was $55.9 million or $0.89 per fully diluted share compared to a net loss of $76.7 million or $1.54 per fully diluted share for the year ended September 30, 2003.

Fourth Quarter Review and Highlights

Technology & Manufacturing

* K&S acquired a license for new electrical contact technology to be used in future package test products. Licensing this technology will reduce time and cost to develop a new product line. In addition, the technology is expected to reduce customers’ operating expense for package testing.

* The K&S China facility gained momentum in cantilever production. Shipments of cantilever products manufactured in China increased to 21% of cantilever shipments this quarter, compared to 7% in the third quarter. This product line continues to shift manufacturing emphasis from its U.S. and European sites to the China factory to lower production costs.

* The capillary product line continued to benefit from lower manufacturing costs at the K&S China facility. During the fourth quarter 65% of capillaries shipped from China, compared to 58% in the third quarter and 35% in the comparable year-ago quarter.

Key Product Trends

* K&S packaging materials division reported a record net revenue quarter at $67.3 million, growing 9% from the third quarter to the fourth quarter and 35% from fiscal 2003 to fiscal 2004.

* The average selling price for wire bonders was unchanged from the third quarter to the fourth quarter.

* Orders for K&S Vertical Test products remained strong during the fourth quarter with high demand for microprocessors and flash memory products.

* Cantilever Test moved into a new K&S design/manufacture/service center in Taiwan to better serve the leading edge fabless customers utilizing the wafer foundries located in the Hsin Chu, Taiwan area. The facility will also service the vertical product line.

* The new Quatrix product for K&S Package Test was introduced to customers at Semicon West and ITC trade shows during the quarter.

Financial Review

* K&S total interest expense (which includes amortization of deferred financing costs) was reduced from $17.4 million in fiscal 2003 to $10.5 million in fiscal 2004. The Company expects total interest expense to decline to $3.1 million for fiscal 2005.

* The Company used $43 million in cash from operations and $12 million from the sale of its 1.0% convertible subordinated notes to redeem the remaining 5.25% notes.

Business Summary

Scott Kulicke concluded, “K&S was profitable throughout fiscal 2004. We continued to invest in new products in all business segments. While we are currently moving through a downturn, our focus has not changed: cost and technology leadership.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-

generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, operating expenses, profitability, cash flows, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2003 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

# # #

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

	(Unaudited) Three months ended September 30,		Twelve months ended September 30,
	2003(1)	2004	2003(1)	2004
Net revenue	$124,614	$147,543	$477,935	$717,811
Cost of sales	91,377	105,506	349,727	486,806

Gross profit	33,237	42,037	128,208	231,005

Selling, general and administrative	24,425	23,170	102,327	101,225
Research and development, net	8,709	8,820	38,121	34,611
Resizing (recovery) costs	(270)	—	(475)	(68)
Asset impairment	831	—	3,629	3,293
Gain on sale of assets	—	(229)	—	(1,023)
Loss on sale of product lines	5,257	—	5,257	—
Amortization of intangibles	2,316	2,194	9,260	9,022

Operating expense	41,268	33,955	158,119	147,060

Income (loss) from operations	(8,031)	8,082	(29,911)	83,945
Interest, net	(4,073)	(1,086)	(16,491)	(9,357)
Charge on extinguishment of debt	—	(1,916)	—	(10,510)

Income (loss) from continuing operations before income tax	(12,104)	5,080	(46,402)	64,078
Provision for income taxes	1,900	1,749	7,594	7,386

Net income (loss) from continuing operations	$(14,004)	$3,331	$(53,996)	$56,692

Loss from discontinued operations	(14,387)	—	(22,693)	(432)
Loss on sale of FCT Division	—	—	—	(380)

Net income (loss)	$(28,391)	$3,331	$(76,689)	$55,880

Net income (loss) per share from continued operations:
Basic	$(0.28)	$0.07	$(1.09)	$1.12

Diluted	$(0.28)	$0.05	$(1.09)	$0.90

Net loss per share from discontinued operations:
Basic	$(0.29)	$—	$(0.46)	$(0.02)

Diluted	$(0.29)	$—	$(0.46)	$(0.01)

Net income (loss) per share:
Basic	$(0.57)	$0.07	$(1.54)	$1.10

Diluted	$(0.57)	$0.05	$(1.54)	$0.89

Weighted average shares outstanding:
Basic	50,030	51,074	49,695	50,746
Diluted	50,030	66,947	49,695	68,582

	Three months ended September 30,		Twelve months ended September 30,
	2003	2004	2003	2004
Additional financial data:
Depreciation and amortization	$8,861	$7,396	$37,800	$30,678
Capital expenditures	$3,058	$5,329	$10,975	$13,405

			September 30,
			2003	2004
Backlog of orders
Core Business			$60,000	$60,000
Discontinued Operations			$8,000	$—
Number of employees
Core Business			3,056	3,294
Discontinued Operations			113	—

Note: (1)	Prior period income statements have been revised to reflect accounting for the sale of the Company’s Flip Chip business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2003	September 30, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$65,725	$60,333
Restricted cash	2,836	3,257
Short-term investments	4,490	32,176
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/03—$5,929; 9/30/04—$3,646)	94,144	110,718
Inventories, net	37,906	58,017
Assets held for sale	6,799	6,072
Prepaid expenses and other current assets	11,187	10,310
Deferred income taxes	10,700	12,417

TOTAL CURRENT ASSETS	233,787	293,300

Property, plant and equipment, net	54,439	51,434
Intangible assets, (net of accumulated amortization: 9/30/03—$26,187; 9/30/04—$35,209)	66,249	54,045
Goodwill	81,440	81,440
Other assets	6,946	7,463

TOTAL ASSETS	$442,861	$487,682

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Debt due within one year	$36	$202
Accounts payable	45,844	50,002
Accrued expenses	41,885	37,660
Income taxes payable	13,394	11,986

TOTAL CURRENT LIABILITIES	101,159	99,850

Long term debt	300,338	275,725
Other liabilities	9,865	8,112
Deferred taxes	31,402	36,975

TOTAL LIABILITIES	442,764	420,662

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	203,607	213,847
Retained deficit	(195,792)	(139,912)
Accumulated other comprehensive loss	(7,718)	(6,915)

TOTAL SHAREHOLDERS’ EQUITY	97	67,020

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$442,861	$487,682

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2004:
	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other (1)	Consolidated
Quarter ended September 30, 2004:
Net revenue	$49,072	$67,272	$31,199	$—	$147,543
Cost of sales	27,340	52,690	25,476	—	105,506

Gross profit	21,732	14,582	5,723	—	42,037
Operating costs	13,653	5,962	10,340	4,229	34,184
Gain on sale of assets	—	(229)	—	—	(229)

Income (loss) from operations	$8,079	$8,849	$(4,617)	$(4,229)	$8,082

Twelve months ended September 30, 2004:
Net revenue	$361,244	$234,690	$121,877	$—	$717,811
Cost of sales	208,862	182,658	95,286	—	486,806

Gross profit	152,382	52,032	26,591	—	231,005
Operating costs	59,071	22,171	44,899	18,717	144,858
Resizing	—	—	—	(68)	(68)
Asset impairment	—	—	3,293	—	3,293
Gain on sale of assets	—	(229)	(85)	(709)	(1,023)

Income (loss) from operations	$93,311	$30,090	$(21,516)	$(17,940)	$83,945

Fiscal 2003:
	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other (1)	Consolidated
Quarter ended September 30, 2003:
Net revenue	$52,567	$45,484	$26,563	$—	$124,614
Cost of sales	32,898	34,821	23,658	—	91,377

Gross profit	19,669	10,663	2,905	—	33,237
Operating costs	15,979	5,631	10,099	3,741	35,450
Resizing costs	(175)	(20)	—	(75)	(270)
Asset impairment	—	385	200	246	831
Loss on sale of product lines	4,346	911	—	—	5,257

Income (loss) from operations	$(481)	$3,756	$(7,394)	$(3,912)	$(8,031)

Twelve months ended September 30, 2003:
Net revenue	$198,447	$174,471	$104,882	$135	$477,935
Cost of sales	129,092	132,779	87,856	—	349,727

Gross profit	69,355	41,692	17,026	135	128,208
Operating costs	67,490	25,408	41,223	15,587	149,708
Resizing costs	(175)	(20)	(103)	(177)	(475)
Asset impairment	17	385	3,098	129	3,629
Loss on sale of product lines	4,346	911	—	—	5,257

Income (loss) from operations	$(2,323)	$15,008	$(27,192)	$(15,404)	$(29,911)

Note: (1)	Corporate and Other includes the residual activity from our former substrate business unit that was closed in the September quarter of 2002.
Note:	Prior period income statements have been revised to reflect accounting for the sale of the Company’s Flip Chip business as a discontinued operation in accordance with the requirements of FAS 144.